008 Putnam Convertible Income Growth Trust, April 30, 2007, semiannual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 		Class A		8,414
		Class B		  450
		Class C		  255

72DD2		Class M		   64
		Class R		   16
		Class Y		  361

73A1		Class A		.2640
		Class B		.1890
		Class C		.1970

73A2		Class M		.2150
		Class R		.2450
		Class Y		.2890

74U1		Class A	       32,127
		Class B	        2,174
		Class C	        1,402

74U2		Class M	          298
		Class R		   82
		Class Y		1,254

74V1		Class A		20.49
		Class B		20.16
		Class C		20.33

74V2		Class M		20.32
		Class R		20.43
		Class Y		20.49



61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.